As filed with the Securities and Exchange Commission on July 7, 2022
Registration No. 333-257924

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO FORM S-1
ON FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
PERELLA WEINBERG PARTNERS
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1770732 (I.R.S. Employer Identification No.)
767 Fifth Avenue
New York, New York 10153
(212) 287-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Vladimir Shendelman, Esq.
General Counsel
Perella Weinberg Partners
767 Fifth Avenue
New York, New York 10153
(212) 287-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to
Joseph A. Coco, Esq.
Michael J. Schwartz, Esq.
Blair T. Thetford, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
This registration statement on Form S-3 constitutes a post-effective amendment to our registration statement on Form S-1 (Registration No. 333-257924) (the “Registration Statement on Form S-1”). The Registration Statement on Form S-1 was initially filed with the Securities and Exchange Commission (“SEC”) on July 15, 2021 and initially declared effective on July 26, 2021. The Registration Statement on Form S-1 was amended by post-effective amendment no. 1 filed with the SEC on March 11, 2022, which was declared effective on March 22, 2022. We are filing this post-effective amendment no. 2 to the Registration Statement on Form S-1 on Form S-3 for the purpose of converting the Registration Statement on Form S-1 into a registration statement on Form S-3, because we are eligible to use Form S-3, and to update certain information regarding the securities being offered pursuant to the prospectus contained herein. This registration statement on Form S-3 contains an updated prospectus relating to the offering and sale of the securities that were registered on the Registration Statement on Form S-1.
All filing fees payable in connection with the registration of the securities registered by the Registration Statement on Form S-1 were paid by the registrant at the time of the initial filing of such Registration Statement on Form S-1. No additional securities are registered hereby.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell or distribute the securities described herein until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion, dated July 7, 2022
PRELIMINARY PROSPECTUS
Perella Weinberg Partners
7,869,975 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
64,738,934 Shares of Class A Common Stock
203,333 Warrants to Purchase Class A Common Stock
This prospectus relates to: (1) the issuance by us of up to 7,869,975 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the Public Warrants and the Private Placement Warrants (each as defined below); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 64,738,934 shares of Class A common stock and (ii) up to 203,333 Warrants (as defined below).
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
Our Class A common stock and Warrants are traded on the Nasdaq Global Select Market (the “Nasdaq”) under the symbols “PWP” and “PWPPW,” respectively. On July 5, 2022, the closing price of our Class A common stock on the Nasdaq was $6.09 per share and the closing price of our Warrants on the Nasdaq was $0.73 per Warrant.
We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN.
Neither the SEC nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 7,869,975 shares of Class A common stock upon exercise of the Public Warrants and Private Placement Warrants. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 64,738,934 shares of Class A common stock and up to 203,333 Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or Warrants being offered and the terms of the offering.
We may also provide a prospectus supplement or, if appropriate, a post-effective amendment, to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. The information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement is current only as of its date. You should not assume that the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement is accurate as of any date other than that date or as of any earlier date as of which information is given. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On June 24, 2021 (the “Closing Date”), Perella Weinberg Partners (formerly known as FinTech Acquisition Corp. IV (“FTIV”)), consummated its business combination pursuant to that certain Business Combination Agreement, dated as of December 29, 2020 (the “Business Combination Agreement”), by and among FTIV, FinTech Investor Holdings IV, LLC, a Delaware limited liability company, FinTech Masala Advisors, LLC, a Delaware limited liability company (together with FinTech Investor Holdings IV, LLC, “Sponsor”), PWP Holdings LP, a Delaware limited partnership (“PWP OpCo”), PWP GP LLC, a Delaware limited liability company and the general partner of PWP OpCo (“PWP GP”), PWP Professional Partners LP, a Delaware limited partnership and a limited partner of PWP OpCo (“Professional Partners”), and Perella Weinberg Partners LLC, a Delaware limited liability company and the general partner of Professional Partners (“Professionals GP”). As contemplated by the Business Combination Agreement, (i) FTIV acquired certain partnership interests in PWP OpCo, (ii) PWP OpCo became jointly-owned by the Company, Professional Partners and certain existing partners of PWP OpCo, and (iii) PWP OpCo serves as the Company’s operating partnership as part of an umbrella limited partnership C-corporation (Up-C) structure (collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).
Unless the context indicates otherwise, references to the “Company,” “we,” “us” and “our” refer, prior to the Business Combination, to FTIV or PWP OpCo, as the context suggests, and, following the Business Combination, to Perella Weinberg Partners, a Delaware corporation, and its consolidated subsidiaries.

SELECTED DEFINITIONS
Unless stated in this prospectus or the context otherwise requires, references to:
•“Class B Condition” are to the condition that Professional Partners or its limited partners as of the Closing Date or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least ten percent (10%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock);
•“Closing” are to the consummation of the transactions contemplated by the Business Combination;
•“Exchange Shares” are to shares of Class A common stock issued or issuable in exchange for PWP OpCo Class A partnership units and shares of our Class B common stock, par value $0.0001 per share (“Class B common stock”) pursuant to the Amended and Restated Agreement of Limited Partnership of PWP OpCo, dated as of June 24, 2021 (as amended, restated, modified or supplemented from time to time, the “PWP OpCo LPA”);
•“Founder Shares” are to the 7,870,000 shares of Class B common stock held by the Sponsor prior to the Business Combination, 1,023,333 of which were forfeited and 6,846,667 of which were converted into shares of our Class A common stock at the closing of the Business Combination. All but 1,000,000 of the Founder Shares held by the Sponsor were distributed to the Sponsor’s members pursuant to the Sponsor Distribution (as defined below);
•“ILPs” are to certain existing investor limited partners of PWP OpCo who hold interests in PWP OpCo, alongside Professional Partners;
•“IPO” are to FTIV’s initial public offering on September 29, 2020 in which it sold 23,000,000 units;
•“January 2022 Offering” are to the underwritten public offering of 3,502,033 shares of our Class A common stock completed on January 21, 2022;
•“Legacy Partners” are to former working Limited Partners whose tenure was terminated prior to November 1, 2020;
•“PIPE Shares” are to the 12,500,000 shares of Class A common stock issued to the PIPE Investors pursuant to the Subscription Agreements (as defined below);
•“Placement Shares” are to the 610,000 shares of Class A common stock underlying the 610,000 units that were initially issued to the Sponsor in a private placement simultaneously with the closing of the IPO and which were distributed to the Sponsor’s members pursuant to the Sponsor Distribution;
•“Private Placement Warrants” are to the 203,333 warrants underlying the 610,000 units that were initially issued to Sponsor in a private placement simultaneously with the closing of the IPO and which were distributed to the Sponsor’s members pursuant to the Sponsor Distribution;
•“Public Warrants” are to the redeemable warrants underlying the units that were initially offered and sold by FTIV in its IPO;
•“PWP” (i) prior to the Business Combination are to PWP OpCo and its consolidated subsidiaries and (ii) following the consummation of the Business Combination are to Perella Weinberg Partners and its consolidated subsidiaries;
•“PWP OpCo Class A partnership unit” are to a Class A common unit of PWP Holdings LP, a Delaware limited partnership, that is issued by PWP Holdings LP pursuant to the PWP OpCo LPA;

•“RRA Parties” are to the Sponsor, Professional Partners, the ILPs and others party to the Amended and Restated Registration Rights Agreement, dated June 24, 2021 (the “Amended and Restated Registration Rights Agreement”), including certain parties affiliated with the Sponsor who became a party to the Amended and Restated Registration Rights Agreement in connection with the Sponsor Distribution;
•“Secondary Class B Condition” are to the condition that Professional Partners or its limited partners as of the date of Closing or its or their respective successors or assigns maintain, directly or indirectly, ownership of PWP OpCo Class A partnership units that represent at least five percent (5%) of our issued and outstanding Class A common stock (calculated, without duplication, on the basis that all issued and outstanding PWP OpCo Class A partnership units not held by us or our subsidiaries had been exchanged for our Class A common stock);
•“Sponsor Share Surrender and Share Restriction Agreement” are to the Sponsor Share Surrender and Share Restriction Agreement, dated December 29, 2020, among the Sponsor, the Company, PWP OpCo and the other parties to that certain letter agreement, dated as of September 24, 2020, by and among the Sponsor, FTIV and such other parties, and as amended on May 4, 2021;
•“Subscription Agreements” are to the subscription agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of, which the PIPE Investors collectively subscribed for 12,500,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $125 million (the “PIPE Investment”);
•“Warrants” are to Public Warrants and Private Placement Warrants; and
•“Working Partners” are to working Limited Partners whose tenure was not terminated prior to November 1, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included or incorporated by reference in this prospectus are “forward looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements regarding the expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
•any projected financial information, anticipated growth rate, and market opportunity of the Company;
•the ability to maintain the listing of the Company’s Class A common stock and Warrants on Nasdaq following the Business Combination;
•our public securities’ potential liquidity and trading;
•our success in retaining or recruiting partners and other employees, or changes related to, our officers, key employees or directors following the completion of the Business Combination;
•members of our management team allocating their time to other businesses and potentially having conflicts of interest with our business;
•factors relating to the business, operations and financial performance of the Company, including:
◦whether the Company realizes all or any of the anticipated benefits from the Business Combination;
◦whether the Business Combination results in any increased or unforeseen costs or has an impact on the Company’s ability to retain or compete for professional talent or investor capital;
◦global economic, business, market and geopolitical conditions, including the impact of public health crises, such as the ongoing rapid, worldwide spread of a novel strain of coronavirus and the pandemic caused thereby (collectively, “COVID-19”), as well as the impact of recent hostilities between Russia and Ukraine;
◦the Company’s dependence on and ability to retain working partners and other key employees;
◦the Company’s ability to successfully identify, recruit and develop talent;
◦risks associated with strategic transactions, such as joint ventures, strategic investments, acquisitions and dispositions;
◦conditions impacting the corporate advisory industry;
◦the Company’s dependence on its fee-paying clients and fluctuating revenues from its non-exclusive, engagement-by-engagement business model;
◦the high volatility of the Company’s revenue as a result of its reliance on advisory fees that are largely contingent on the completion of events which may be out of its control;
◦the ability of the Company’s clients to pay for its services, including its restructuring clients;
v

◦the Company’s ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to the Company’s business, including actual, potential or perceived conflicts of interest and other factors that may damage its business and reputation;
◦strong competition from other financial advisory and investment banking firms;
◦potential impairment of goodwill and other intangible assets, which represent a significant portion of the Company’s assets;
◦the Company’s successful formulation and execution of its business and growth strategies;
◦the outcome of third-party litigation involving the Company;
◦substantial litigation risks in the financial services industry;
◦cybersecurity and other operational risks;
◦the Company’s ability to expand into new markets and lines of businesses for the advisory business;
◦exposure to fluctuations in foreign currency exchange rates;
◦assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity;
◦extensive regulation of the corporate advisory industry and U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy and laws (including the treatment of carried interest); and
◦other risks and uncertainties described under the section entitled “Risk Factors,” included in our most recent Annual Report on Form 10-K, as amended by any amendments thereto, and the other documents we file with the SEC from time to time incorporated by reference herein.
The forward-looking statements contained or incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes incorporated by reference into this prospectus, any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation of Certain Documents by Reference” section below.
Company Overview
We are a leading global independent advisory firm that provides strategic and financial advice to clients across a range of the most active industry sectors and international markets. Our wide range of global clients include large public multinational corporations, mid-sized public and private companies, individual entrepreneurs, private and institutional investors, creditor committees and government institutions.
We were founded in June 2006 with the opening of offices in New York and London, led by a team of ten seasoned advisory partners who previously held senior management positions at large global investment banks. Our mission is helping clients address complex strategic and financial challenges. The foundation of our Company was rooted in a belief, among other considerations, that clients would increasingly seek out deeply experienced advisors who offer independent strategic thinking and who are not burdened by the complicated conflicts that large investment banking institutions may face due to their various businesses. The 2008 global financial crisis reinforced this hypothesis and contributed to the early growth of our Company. Today, we believe that our independence is even more important. For clients and for us, independence means freedom from the distractions that dilute strategic thinking and a willingness and candor to share an honest opinion, even if at times it is contrary to our clients’ point of view. We believe that our clients choose to engage us because they value our unbiased perspective and expert advice regarding complex financial and strategic matters.
Our business provides services to multiple industry sectors and geographic markets. We believe that our collaborative partnership and integrated approach combining deep industry insights, significant technical, product and transactional expertise, and rigorous work ethic create a significant opportunity for our Company to realize sustainable growth. We seek to advise clients throughout their evolution, with the full range of our advisory capabilities including, among other things, advice related to mission-critical strategic and financial decisions, mergers and acquisitions execution, shareholder and defense advisory, capital raising, and liability management and restructuring, as well as specialized underwriting and research services primarily for the energy and related industries.
Since our inception, we have experienced significant growth in our business, driven by hiring professionals who are highly regarded in their fields of expertise, expanding the scope and geographic reach of our advisory services, deepening and expanding our client relationships and maintaining a firm culture that attracts, develops and retains talented people. In addition to our hiring and internal development of individual professionals, in November 2016, we completed a business combination with Tudor, Pickering, Holt & Co., LLC, an independent advisory firm, focused on the energy industry.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Corporate Information
We were incorporated on November 20, 2018 as a Delaware corporation under the name “FinTech Acquisition Corp. IV” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 24, 2021, in connection with the consummation of the Business Combination, we changed our name to “Perella Weinberg Partners.” Our principal executive offices are located at 767 5th Ave, New York, NY 10153, and our telephone number is (212) 287-3200. Our website is https://pwpartners.com/. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING
We are registering the issuance by us of up to 7,869,975 shares of our Class A common stock that may be issued upon exercise of Warrants to purchase Class A common stock, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 64,738,934 shares of Class A common stock and (ii) up to 203,333 Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 6 of this prospectus.
Issuance of Class A Common Stock
The following information is as of June 27, 2022 and does not give effect to issuances of our Class A common stock or Warrants after such date, the exercise of Warrants or settlement of restricted stock units after such date or the exchange of PWP OpCo Class A partnership units or shares of Class B common stock.

Shares of our Class A common stock to be issued upon exercise of all Public Warrants and Private Placement Warrants	7,869,975 shares

Shares of our Class A common stock outstanding prior to exercise of all Public Warrants and Private Placement Warrants	41,867,059 shares

Use of proceeds	We will receive up to an aggregate of approximately $90,504,712.50 from the exercise of all Public Warrants and Private Placement Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement, to the extent we elect the exercise of such Warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. To the extent the Warrants are exercised on a “cashless” basis, we will receive no proceeds.
Resale of Class A common stock and Warrants

Shares of Class A common stock offered by the Selling Holders (including 203,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, 5,846,667 Founder Shares, 610,000 Placement Shares, 12,500,000 PIPE Shares, and 45,578,934 Exchange Shares)
64,738,934 shares

Warrants offered by the Selling Holders	203,333 Warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities—Warrants—Private Placement Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A common stock and Warrants to be offered by the Selling Holders. With respect to shares of Class A common stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-ups
Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, the Founder Shares and Placement Shares owned by the Sponsor were subject to transfer restrictions for six months following the closing of the Business Combination and 80% of the Founder Shares held by the Sponsor as of the Closing of the Business Combination were or are subject to transfer restrictions based on certain closing share price thresholds of our Class A common stock for 20 out of any 30 consecutive trading days. On January 7, 2022, the Sponsor distributed 5,456,667 shares of Class A common stock (Founder Shares and Placement Shares) and 203,333 Private Placement Warrants to its members, pursuant to its contractual obligation under the limited liability company agreement (the “Sponsor Distribution”), after which the Sponsor owns 1,000,000 shares of our Class A common stock and no Private Placement Warrants. The 1,000,000 shares of Class A common stock retained by the Sponsor continue to be subject to transfer restrictions until the $15 Threshold (as defined herein) is met. 1,738,680 of the shares of Class A common stock distributed in the Sponsor Distribution remain subject to these transfer restrictions until either the $15 Threshold or the $17 Threshold (each as defined herein) is met. See “Description of Securities” for further discussion.

In addition, the PWP OpCo LPA contains restrictions on the ability to exchange PWP OpCo Class A partnership units for Exchange Shares or cash from an offering of shares of Class A common stock, for the following periods: (i) PWP OpCo Class A partnership units held by Professional Partners will be subject to a restriction for time periods that are fully back-to-back with the lock-up periods contemplated in the amended and restated limited partnership agreement of Professional Partners (generally speaking, such lock-up periods (a) for Legacy Partners, the lock-up period expired on December 24, 2021; and (b) for Working Partners, will be between three to five years after the closing of the Business Combination, (ii) the restriction on PWP OpCo Class A partnership units held by ILPs existing at the time of the Business Combination expired on December 24, 2021, and (iii) any other outstanding PWP OpCo Class A partnership units not previously covered by clauses (i) and (ii) above will be subject to such restriction for a period of at least twelve months following the date on which such PWP OpCo Class A partnership units were acquired). PWP GP may waive the foregoing restrictions for any single holder with respect to all or a portion of such holder’s units, with no obligation to do so for any other holder.

Nasdaq Ticker Symbols	Class A common stock: “PWP” Warrants: “PWPPW”

RISK FACTORS
Investing in our securities involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by any amendments thereto, and in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our securities could decline and you could lose all or part of your investment. See “Incorporation of Certain Documents by Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $90,504,712.50 from the exercise of all Public Warrants and Private Placement Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement, to the extent we elect the exercise of such Warrants for cash, we intend to use the net proceeds from such exercise for general corporate purposes. To the extent the Warrants are exercised on a “cashless” basis, we will receive no proceeds.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following financial information sets forth the unaudited pro forma condensed combined statements of operations for (i) the year ended December 31, 2021 after giving effect to the Business Combination, the January 2022 Offering and related adjustments as if they had been consummated on January 1, 2021 and (ii) the three months ended March 31, 2022 after only giving effect to the January 2022 Offering as if it had been consummated on January 1, 2021 since the Business Combination is already reflected in PWP’s historical unaudited condensed consolidated financial statements for the three months ended March 31, 2022.
The unaudited pro forma condensed combined financial information was derived from the following historical financial statements:
•The historical unaudited condensed financial statements of FTIV for the period from January 1, 2021 through June 24, 2021 (the Closing Date), which are not included in this prospectus;
•The historical audited consolidated financial statements of PWP for the year ended December 31, 2021 included in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, which is incorporated by reference in this prospectus; and
•The historical unaudited condensed consolidated financial statements of PWP for the three months ended March 31, 2022 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which is incorporated by reference in this prospectus.
The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the transactions referred to below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent our consolidated results of operations that would actually have occurred had the Business Combination and the January 2022 Offering been consummated on January 1, 2021 or to project our consolidated results of operations for any future date or period.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Risk Factors” herein, as well as the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all of which are included in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each of which is incorporated by reference herein.
Description of the Business Combination
On June 24, 2021, the Business Combination contemplated by the Business Combination Agreement entered into on December 29, 2020, by and among the Sponsor, PWP OpCo, PWP GP, Professional Partners and Professionals GP, was completed. Pursuant to the Business Combination Agreement, among other things, (i) FTIV acquired certain partnership interests in PWP OpCo, (ii) PWP OpCo became jointly-owned by the Company, Professional Partners and certain existing partners of PWP OpCo, and (iii) PWP OpCo now serves as the Company’s operating partnership as part of an umbrella limited partnership C-corporation.
Pursuant to the Business Combination Agreement, subject to certain conditions set forth therein, and in connection with the Closing:
(i)the Company acquired newly-issued common units of PWP OpCo in exchange for cash in an amount equal to the outstanding excess cash balances of the Company (including the proceeds from the PIPE Investment) as of Closing;

(ii)Professional Partners contributed the equity interests of PWP GP, the general partner of PWP OpCo, to the Company;
(iii)the Company issued new shares of Class B-1 common stock and Class B-2 common stock to PWP OpCo, with the Class B-1 common stock being distributed to and owned by Professional Partners and the Class B-2 common stock being distributed to and owned by ILPs, with the number of shares of such common stock issued to PWP OpCo equal the number of common units of PWP OpCo that were held by Professional Partners and ILPs, respectively, following the Closing; and
(iv)the Company repaid certain indebtedness of PWP OpCo and its subsidiaries, and paid certain expenses, and PWP OpCo first redeemed PWP OpCo units held by certain electing ILPs, and second, redeemed PWP OpCo units held by certain Legacy Partners and retained remaining proceeds for general corporate purposes.
Concurrently with the execution of the Business Combination Agreement, the Company also entered into a Subscription Agreement with the PIPE Investors pursuant to, and on the terms and subject to the conditions of, which the PIPE Investors have collectively subscribed for 12.5 million shares of the Company’s Class A common stock for an aggregate purchase price equal to $125 million, including $1.5 million subscribed by entities related to the Sponsor. The PIPE Investment was consummated concurrently with the Closing.
At the Closing, the Company entered into a tax receivable agreement with PWP OpCo, Professional Partners and certain other persons party thereto (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for payment by the Company to ILPs and certain Partners (as defined therein) of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and foreign income taxes that the Company is deemed to realize as a result of (a) the Business Combination and related transactions, (b) each exchange of interests in PWP OpCo for cash or stock of the Company and certain other transactions and (c) payments made under the Tax Receivable Agreement. The Company expects to retain the benefit of the remaining 15% of these cash tax savings.
Upon the Closing, the ownership interests in the Company were as follows:

Total Capitalization (in thousands)
	Shares	%
Class A Common Stock (Excluding Founder Shares and Placement Shares)	35,500	38.1%
Founder Shares and Placement Shares*	7,457	8.0%
Class A Common Stock Outstanding at Closing	42,957	46.1%
Additional Class A Common Stock Assuming All PWP OpCo Class A Partnership Units Exchanged**	50,154	53.9%
Class A Common Stock (Assuming PWP OpCo Class A Partnership Units Fully Exchanged)**	93,111	100.0%
Class B-1 Common Stock and Class B-2 Common Stock***	50,154	n/a
__________________
*Includes 100% of Founder Shares and Placement Shares, including those subject to performance targets.
**    The shares attributed to Professional Partners and ILPs represent ownership in the form of PWP OpCo Class A partnership units, which are exchangeable into the Company’s Class A common stock on a one-for-one basis. As shares of Class B-1 common stock and Class B-2 common stock have de minimis economic rights, they have been excluded from the calculations in this table of Class A common stock issued upon the conversion of Class B common stock in connection with the exchange of PWP OpCo Class A partnership units.
***    Shares of Class B-1 common stock were issued to Professional Partners and shares of Class B-2 common stock were issued to certain ILPs. Shares of Class B-1 common stock carry 10 votes per share and shares of Class B-2 common stock carry 1 vote per share.

Upon consummation of the January 2022 Offering and the use of proceeds thereof, the ownership was as follows:

Total Capitalization (in thousands)
	Shares	%
Class A Common Stock (Excluding Founder Shares and Placement Shares)	39,881	42.9%
Founder Shares and Placement Shares*	6,457	6.9%
Class A Common Stock Outstanding Upon Consummation of January 2022 Offering	46,338	49.8%
Additional Class A Common Stock Assuming All PWP OpCo Class A Partnership Units Exchanged**	46,656	50.2%
Class A Common Stock (Assuming PWP OpCo Units Fully Exchanged)**	92,994	100.0%
Class B-1 Common Stock and B-2 Common Stock***	46,656	n/a
__________________
*Includes 100% of Founder Shares and Placement Shares, including those subject to performance targets.
**    The shares attributed to Professional Partners and ILPs represent ownership in the form of PWP OpCo Class A partnership units, which are exchangeable into the Company’s Class A common stock on a one-for-one basis. As shares of Class B-1 common stock and Class B-2 common stock have de minimis economic rights, they have been excluded from the calculations in this table of Class A common stock issued upon the conversion of Class B common stock in connection with the exchange of PWP OpCo Class A partnership units.
***    Shares of Class B-1 common stock were issued to Professional Partners and shares of Class B-2 common stock were issued to certain ILPs. Shares of Class B-1 common stock carry 10 votes per share and shares of Class B-2 common stock carry 1 vote per share.
Accounting for the Business Combination
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FTIV, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and PWP was treated as the accounting acquirer. This determination was primarily based on PWP having a majority of the voting power of the post-combination company, PWP’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of PWP compared to FTIV, and PWP’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which PWP issued stock for the net assets of FTIV. The net assets of FTIV were recorded at historical cost, with no goodwill or other intangible assets recorded.
The Business Combination was structured such that, among other things, (i) FTIV acquired a minority partnership interest in PWP OpCo, (ii) Professional Partners and certain investor limited partners of PWP OpCo together acquired a majority voting interest in the Company, and (iii) PWP OpCo, following the Closing, serves as the operating partnership as part of an umbrella limited partnership C-corporation structure. The portion of the consolidated subsidiaries not owned by the Company is based on the shares held by Professional Partners and ILPs as depicted in the capitalization tables above and any balances and related activities have been classified as non-controlling interests in the consolidated statement of financial condition and net income (loss) attributable to non-controlling interests in the consolidated statement of operations in accordance with ASC 810, Consolidation.
Basis of Pro Forma Presentation
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing and consummation of the January 2022 Offering.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. FTIV and PWP have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Other Events
In connection with the Business Combination and related internal reorganization steps consummated concurrently with the Closing, Professional Partners has implemented a crystallized ownership structure that, among other things, includes a class of partnership units which tracks PWP’s advisory business and allocates increases in value and income/distributions with respect to the advisory business on a pro-rata basis to all holders of such partnership units in accordance with their ownership interests. As part of the reorganization of Professional Partners, alignment capital units (“ACUs”) and value capital units (“VCUs”), which represent equity awards of Professional Partners, have been granted and equity-based compensation has been recorded, and will continue to be recorded, in accordance with ASC 718. Such equity awards have been reflected in the unaudited pro forma condensed combined financial information as if granted on January 1, 2021. The equity-based compensation related to the ACUs and VCUs does not result in incremental dilution to the Company’s shareholders relative to Professional Partners, as the vesting of ACUs and VCUs will have no impact to Professional Partners’ interest in PWP OpCo. As a result, equity-based compensation related to the ACUs and VCUs has been fully attributed to non-controlling interests in the unaudited pro forma condensed combined financial information.
In addition, the unaudited pro forma condensed combined financial information gives effect to the issuance of 10.2 million restricted stock units and performance restricted stock units granted in connection with the Business Combination (“Transaction RSUs” and “Transaction PSUs,” respectively), as if granted on January 1, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share and per share amounts)

	FTIV	PWP	Business Combination Adjustments		January 2022 Offering Adjustments		Pro Forma Combined
	(a)	(b)
Revenues	$—	$801,662	$—		$—		$801,662
Expenses
Compensation and benefits	—	504,364	—		—		504,364
Equity-based compensation	—	96,330	31,615	(d)	—		157,446
			29,501	(c)
Total compensation and benefits	—	600,694	61,116		—		661,810
Professional fees	—	41,891	—		—		41,891
Technology and infrastructure	—	28,355	—		—		28,355
Rent and occupancy	—	26,406	—		—		26,406
Travel and related expenses	—	6,261	—		—		6,261
General, administrative and other expenses	2,905	16,982	—		—		19,887
Depreciation and amortization	—	14,489	—		—		14,489
Total expenses	2,905	735,078	61,116		—		799,099
Operating income (loss)	(2,905)	66,584	(61,116)		—		2,563
Non-operating income (expenses)
Related party income	—	7,516	—		—		7,516
Other income (expense)	—	761	—		—		761
Change in fair value of warrant liabilities	(5,543)	(4,897)	—		—		(10,440)
Loss on extinguishment of debt	—	(39,408)	—		—		(39,408)
Interest expense	—	(7,606)	7,606	(h)	—		—
Interest income	10	—	(10)	(k)	—		—
Total non-operating income (expenses)	(5,533)	(43,634)	7,596		—		(41,571)
Income (loss) before income taxes	(8,438)	22,950	(53,520)		—		(39,008)
Income tax benefit (expense)	—	(18,927)	(10,698)	(e)	(1,696)	(j)	(31,321)
Net income (loss)	$(8,438)	$4,023	$(64,218)		$(1,696)		$(70,329)
Less: Net income (loss) attributable to non-controlling interests		13,444	(35,195)	(f)	(998)	(j)	(64,991)
			(29,501)	(c)
			(12,741)	(i)
Net income (loss) attributable to Perella Weinberg Partners		$(9,421)	$13,219		$(698)		$(5,338)
Net income (loss) per share attributable to Class A common shareholders
Basic		$(0.22)					$(0.11)	(g)
Diluted		$(0.66)					$(0.71)	(g)
Weighted-average shares of Class A common stock outstanding
Basic		42,595,712					46,899,646
Diluted		92,749,911					93,556,111

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2022
(in thousands, except share and per share amounts)

	PWP	January 2022 Offering Adjustments	Pro Forma Combined
	(l)	(m)
Revenues	$151,876	$—	$151,876
Expenses
Compensation and benefits	87,245	—	87,245
Equity-based compensation	40,890	—	40,890
Total compensation and benefits	128,135	—	128,135
Professional fees	10,303	—	10,303
Technology and infrastructure	7,556	—	7,556
Rent and occupancy	5,729	—	5,729
Travel and related expenses	2,294	—	2,294
General, administrative and other expenses	5,275	—	5,275
Depreciation and amortization	2,943	—	2,943
Total expenses	162,235	—	162,235
Operating income (loss)	(10,359)	—	(10,359)
Non-operating income (expenses)
Related party income	558	—	558
Other income (expense)	1,911	—	1,911
Change in fair value of warrant liabilities	12,006	—	12,006
Interest expense	(68)	—	(68)
Total non-operating income (expenses)	14,407	—	14,407
Income (loss) before income taxes	4,048	—	4,048
Income tax benefit (expense)	(2,996)	—	(2,996)
Net income (loss)	1,052	—	1,052
Less: Net income (loss) attributable to non-controlling interests	(7,842)	(540)	(8,382)
Net income (loss) attributable to Perella Weinberg Partners	$8,894	$540	$9,434
Net income (loss) per share attributable to Class A common shareholders
Basic	$0.19		$0.19	(n)
Diluted	$0.00		$0.00	(n)
Weighted-average shares of Class A common stock outstanding
Basic	45,917,935		48,828,952
Diluted	93,231,332		95,364,897

1.Basis of Presentation
The pro forma adjustments have been prepared as if the January 2022 Offering and the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with United States generally accepted accounting principles (“GAAP”).
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of PWP with the Business Combination being treated as the equivalent of PWP issuing stock for the net assets of FTIV, accompanied by a recapitalization.
The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances. If facts are different than these estimates, then the actual amounts recorded may be different.
2.Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 reflects the following adjustments:
(a)Represents the FTIV historical unaudited condensed statement of operations for the period from January 1, 2021 through June 24, 2021 (the Closing Date).
(b)Represents the PWP historical audited consolidated statement of operations for the year ended December 31, 2021.
(c)Represents the pro forma adjustment to record the expense related to the ACUs and VCUs that were granted in connection with the internal reorganization as part of the Business Combination and are subject to a three to five-year vesting period. Such amounts have been allocated to non-controlling interests as the vesting of the ACUs and VCUs do not impact the Company as there is no additional dilution to the Company’s shareholders and no impact to the allocation of distributions from PWP OpCo to each of its investors (including the Company).
(d)Represents the pro forma adjustment to record the expense related to the Transaction RSUs.
(e)Represents adjustment to record the tax provisions of the combined company on a pro forma basis using a federal statutory tax rate of 21% and a state blended rate of 4%, which was calculated assuming the U.S. federal rates currently in effect and the statutory rates applicable to each state, local and foreign jurisdiction where we estimate our income will be apportioned, which was applied to the income attributable to the combined company. The income attributable to non-controlling interests is pass-through income. However, the effective tax rate of the combined company could differ as a result of actions taken by the combined company subsequent to the Business Combination and other factors, including a final analysis of the future realizability of our deferred tax assets and determination of a valuation allowance, any changes in tax laws and the impact of permanent tax differences.
(f)Represents the pro forma adjustments to allocate the portion of net income (loss) prior to the Business Combination attributable to Perella Weinberg Partners based on the aggregate Perella Weinberg Partners ownership as depicted in the capitalization table above, adjusted for the vesting of Transaction RSUs during the year ended December 31, 2021. Historical equity-based compensation amounts and the expense related to ACUs and VCUs discussed in adjustment (c) have been allocated to non-controlling interests as the vesting of ACUs and VCUs do not impact the Company as there is no additional dilution to the Company’s shareholders and no impact to the allocation of distributions from PWP OpCo to each of its investors (including the Company).
(g)Basic net income (loss) per Class A share represents net income (loss) attributable to the Company divided by the weighted average number of Class A common stock outstanding for the period. Diluted net income (loss) per share of Class A common stock is computed by adjusting net income (loss) attributable to the Company and the weighted average number of Class A common stock outstanding to give effect to potentially dilutive securities. PWP OpCo common units may be exchanged for the Company’s Class A common stock on a one-for-one basis.
Weighted average number of Class A common stock outstanding Basic and Diluted for the year ended December 31, 2021 includes 42,957,000 shares that were outstanding as of the completion of the Business Combination, 1,440,613 shares related to Transaction RSUs subject to a time-based vesting schedule, 3,502,033 shares related to the January 2022 Offering, and an adjustment for treasury stock purchases that occurred in 2021.
The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma diluted net income (loss) per share of Class A common stock:
Diluted net income (loss) per share of Class A common stock for the year ended December 31, 2021:

Numerator (in thousands)
Net income (loss) attributable to the Company	$(5,338)
Effect of assumed exchange of PWP OpCo common units for Class A common stock	(64,991)
Estimated tax benefit (expense) of assumed exchange of PWP OpCo common units for Class A common stock	3,987
Net income (loss) attributable to the Company—Diluted	$(66,342)

Denominator
Weighted average number of Class A common stock outstanding—Basic	46,899,646
Assumed exchange of PWP OpCo common units for Class A common stock	46,656,465
Weighted-average number of shares of Class A common stock outstanding—Diluted	93,556,111
Net income (loss) per share of Class A common stock—Diluted	$(0.71)
Net income (loss) per share of Class B common stock has not been presented as the shares have de minimis economic and participating rights.
(h)Reflects the pro forma adjustment to interest expense assuming the paydown of all outstanding debt from the proceeds of the Business Combination as if it occurred on January 1, 2021.
(i)Represents the pro forma adjustments to adjust non-controlling interests for the portion of net income (loss) attributable to non-controlling interests resulting from adjustments (d), (h) and (k) based on the aggregate Professional Partners and ILPs ownership as depicted in the Capitalization table above, adjusted for the assumed vesting of Transaction RSUs during the year ended December 31, 2021 and for treasury stock purchases that occurred in 2021.
(j)Reflects the pro forma impact to Income tax benefit (expense) and Net income (loss) attributable to non-controlling interests as a result of PWP’s increased ownership in PWP OpCo as a result of the acquisition of PWP OpCo Class A partnership units with the proceeds of the January 2022 Offering.
(k)Reflects the pro forma adjustment to eliminate the interest income on the investments held in the Trust Account.

3.Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2022
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 reflects the following adjustments:
(l)Represents the PWP historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2022.
(m)Reflects the pro forma impact to Net income (loss) attributable to non-controlling interests as if PWP’s increased ownership in PWP OpCo as a result of the January 2022 Offering, and the related acquisition described in (j) above, was reflected for the full three months ended March 31, 2022. The related pro forma impact to Income tax benefit (expense) is not material.
(n)Basic net income (loss) per Class A share represents net income (loss) attributable to the Company divided by the weighted average number of Class A common stock outstanding for the period. Diluted net income (loss) per share of Class A common stock is computed by adjusting net income (loss) attributable to the Company and the weighted average number of Class A common stock outstanding to give effect to potentially dilutive securities. PWP OpCo common units may be exchanged for the Company’s Class A common stock on a one-for-one basis.
The weighted average number of Class A common stock outstanding Basic and Diluted for the three months ended March 31, 2022 as reported in PWP’s historical unaudited condensed consolidated financial statements are adjusted to assume 3,502,033 shares related to the January 2022 Offering and 2,132,788 additional shares related to Transaction RSUs subject to a time-based vesting schedule were outstanding for the whole period presented.
The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma diluted net income (loss) per share of Class A common stock:
Diluted net income (loss) per share of Class A common stock for the three months ended March 31, 2022:

Numerator (in thousands)
Net income (loss) attributable to the Company	$9,434
Effect of assumed exchange of PWP OpCo common units for Class A common stock	(8,382)
Estimated tax benefit (expense) of assumed exchange of PWP OpCo common units for Class A common stock	(1,486)
Net income (loss) attributable to the Company—Diluted	$(434)

Denominator
Weighted average number of Class A common stock outstanding—Basic	48,828,952
Assumed exchange of PWP OpCo common units for Class A common stock	46,535,945
Weighted-average number of shares of Class A common stock outstanding—Diluted	95,364,897
Net income (loss) per share of Class A common stock—Diluted	$0.00
Net income (loss) per share of Class B common stock has not been presented as the shares have de minimis economic and participating rights.

COMPARATIVE PER SHARE INFORMATION
The following table sets forth unaudited pro forma per share information of the Company for (i) the year ended December 31, 2021 after giving effect to the Business Combination and the January 2022 Offering as if they had occurred on January 1, 2021 and (ii) the three months ended March 31, 2022 after giving effect to the January 2022 Offering as if it had occurred on January 1, 2021.
The historical information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited historical financial statements and the related notes of PWP included in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021 and in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, as the case may be, each of which is incorporated by reference herein. The unaudited pro forma condensed combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus. The unaudited pro forma condensed combined net income per share information below does not purport to represent our consolidated results of operations giving effect to the Business Combination and the January 2022 Offering or to project our results of operations that may be achieved after the Business Combination or the January 2022 Offering. The unaudited pro forma book value per share information below does not purport to represent our actual book value giving effect to the January 2022 Offering nor the book value per share for any future date or period.

	PWP Historical	Pro Forma Combined
Book value per share, March 31, 2022(1)	$3.06	$2.99
Basic net income (loss) per share of Class A common stock, March 31, 2022	$0.19	$0.19
Diluted net income (loss) per share of Class A common stock, March 31, 2022	$0.00	$0.00
Weighted average shares of Class A common stock outstanding—basic, March 31, 2022	45,917,935	48,828,952
Weighted average shares of Class A common stock outstanding—diluted, March 31, 2022	93,231,332	95,364,897
Basic net income (loss) per share of Class A common stock, December 31, 2021	$(0.22)	$(0.11)
Diluted net income (loss) per share of Class A common stock, December 31, 2021	$(0.66)	$(0.71)
Weighted average shares of Class A common stock outstanding—basic, December 31, 2021	42,595,712	46,899,646
Weighted average shares of Class A common stock outstanding—diluted, December 31, 2021	92,749,911	93,556,111
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(1)Book value per share equals historical total equity of $285.6 million as of March 31, 2022 divided by historical or pro forma combined weighted average shares of Class A common stock outstanding—diluted, as applicable.

DESCRIPTION OF SECURITIES
The following summary of certain material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our Restated Certificate of Incorporation, Amended and Restated Bylaws and the warrant agreement, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (the “DGCL”), as applicable.
Authorized and Outstanding Stock
Our authorized capital stock consists of 2,200,000,000 shares, consisting of (a) 2,100,000,000 shares of common stock including (i) 1,500,000,000 shares of Class A common stock, (ii) 300,000,000 shares of Class B-1 common stock, par value $0.0001 per share (the “Class B-1 common stock”), and (iii) 300,000,000 shares of Class B-2 common stock, par value $0.0001 per share (the “Class B-2 common stock” and together with the Class B-1 common stock, the “Class B common stock”), and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
As of June 27, 2022, our issued and outstanding share capital consisted of: (i) 41,867,059 shares of Class A common stock, (ii) 43,725,944 shares of Class B-1 common stock, (iii) 1,964,044 shares of Class B-2 common stock, (iv) no shares of preferred stock and (v) 7,869,975 Warrants, consisting of 7,666,642 Public Warrants and 203,333 Private Placement Warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Class A Common Stock
Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders do not have cumulative voting rights. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.
Holders of our Class A common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends and other distributions in cash, stock or property when, as and if declared by our board of directors out of our assets or funds legally available therefor.
Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock.
Holders of our Class A common stock do not have preemptive or subscription rights.
Upon the terms and subject to the conditions of the PWP OpCo LPA, holders of PWP OpCo Class A partnership units (other than us) may redeem such PWP OpCo Class A partnership units for shares of Class A common stock on a one-for-one basis or cash equal to the value of such shares, with the form of consideration determined by us.

Pursuant to the Sponsor Share Surrender and Share Restriction Agreement, as amended, the Sponsor, concurrently with the Closing, agreed that the 610,000 Placement Shares and 6,846,667 Founder Shares held by it would be subject to transfer restrictions for six months following the Closing, which expired on December 24, 2021, and that 80% of the Founder Shares held by it will be subject to transfer restrictions based on certain closing share price thresholds of our Class A common stock for 20 out of any 30 consecutive trading days, specifically:
•610,000 Placement Shares and 1,369,334 Founder Shares were not transferable or salable until the date that is the six-month anniversary of the Closing, or December 24, 2021 (the “6-Month Anniversary”);
•1,369,334 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the ten-year anniversary of the Closing (the “10-Year Anniversary”) and (B) the date that is 15 days following the first date that the closing share price is greater than $12.00 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares were not transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $13.50 per share for any 20 out of 30 consecutive trading days;
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the date that is 15 days following the first date that the closing share price is greater than $15.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$15 Threshold”); and
•1,369,333 Founder Shares shall not be transferable or salable until the later of (x) the 6-Month Anniversary and (y) the earlier of (A) the 10-Year Anniversary and (B) the first date that the closing share price is greater than $17.00 per share for any 20 out of 30 consecutive trading days (collectively, the “$17 Threshold”).
In connection with the Sponsor Distribution, the Sponsor distributed 5,456,667 shares of Class A common stock to its members, all of which are offered pursuant to this prospectus, after which the Sponsor owns 1,000,000 shares of our Class A common stock. The 1,000,000 shares of Class A common stock retained by the Sponsor continue to be subject to transfer restrictions until the $15 Threshold is met. 1,738,680 of the shares distributed in the Sponsor Distribution remain subject to transfer restrictions described above until the $15 Threshold or the $17 Threshold is met, as applicable.
In addition, pursuant to the Sponsor Share Surrender and Share Restriction Agreement, if, prior to the fourth anniversary of the Closing, the closing share price is greater than $12.00 per share or $15.00 per share for any period of 20 out of 30 consecutive trading days (each a “Trigger Date”), then, during the 15 day period following such Trigger Date, the Company shall have the right to repurchase up to 1,000,000 Founder Shares, in aggregate, per Trigger Date for a purchase price of $12.00 per share or $15.00 per share, respectively, by providing written notice of such repurchase election to the holder, and such repurchase shall be consummated within five business days after the date of such written notice.
On August 9, 2021, the Company repurchased 1,000,000 Founder Shares at a purchase price of $12.00 per share.
Class B Common Stock
Following the filing of our second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in connection with the closing of the Business Combination, each Founder Share (other than those Founder Shares which were surrendered for no consideration, as contemplated by that certain Sponsor Share Surrender and Share Restriction Agreement, as amended) were automatically converted from one share of Class B common stock, par value $0.001 per share (“Pre-Business Combination Class B Common Stock”), into one share of Class A common stock and the number of authorized shares of Pre-Business Combination Class B Common Stock was reduced to zero.

For so long as the Class B Condition is satisfied, each share of our Class B-1 common stock will entitle Professional Partners or certain transferees to 10 votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B-1 common stock will entitle Professional Partners to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class B stockholders do not have cumulative voting rights. Holders of our Class B-2 common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of preferred stock). In addition to any other vote required in our Restated Certificate of Incorporation or by applicable law, the holders of Class A common stock and Class B common stock will each be entitled to vote separately as a class only with respect to amendments to our Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, as compared to another class of common stock.
Holders of our Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, dividends of the same type as any dividends and other distributions in cash, stock or property payable or to be made on outstanding Class A common stock in an amount per share of Class B common stock equal to the amount of such dividends or other distributions as would be made on 0.001 shares of Class A common stock. The holders of our Class B common stock are entitled to receive, on a pari passu basis with the holders of our Class A common stock, such dividend or other distribution on the Class A common stock when, as and if declared by our board of directors out of our assets or funds legally available therefor.
Upon our liquidation, dissolution or winding up, after payment to creditors that may at the time be outstanding and subject to the rights of any holders of preferred stock that may then be outstanding, the holders of our Class A common stock and Class B common stock will be entitled to receive ratably, in proportion to the number of shares held by them, all of our remaining assets and funds available for distribution; provided, however, that, for purposes of any such distribution, each share of Class B common stock will be entitled to receive the same distribution as would be made on 0.001 shares of Class A common stock.
Holders of our Class B common stock do not have preemptive or subscription rights.
Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A common stock or cash by a PWP OpCo unitholder who also holds shares of Class B common stock, such PWP OpCo unitholder will be required to surrender to us a number of shares of Class B common stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A common stock or cash (at our option) which will be delivered to such PWP OpCo unitholder (at our option) at a conversion rate of 0.001.
Holders of our Class B common stock are not be permitted to transfer such shares of Class B common stock other than as part of a concurrent transfer of an equal number of PWP OpCo Class A partnership units made to the same transferee in compliance with the restrictions on transfer contained in the PWP OpCo LPA. In the event of any transfer of our Class B-1 common stock to any individual or legal entity who is not, at the time of such transfer, a director, officer, employee, consultant or independent contractor of, or otherwise providing services to, PWP, then such Class B-1 common stock shall be automatically, without further action by such holder, converted into Class B-2 common stock.
Preferred Stock
Our Restated Certificate of Incorporation authorizes our board of directors to establish one or more classes or series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors may determine, with respect to any class or series of preferred stock, the terms and rights of such class or series, including without limitation:
•the voting powers, full or limited, or no voting powers of such class or series;

•the designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, of such class or series;
•the redemption rights and price or prices, if any, for shares of such class or series;
•whether dividends, if any, will be cumulative or non-cumulative and the related dividend rates, conditions and times for payment and preferences of such class or series;
•the rights of such class or series upon our dissolution or upon any distribution of our assets; and
•whether the shares of the series will be convertible into, or exchangeable for, shares of any other class or series of stock, or of any other series of the same or any other class or classes of stock, and, if so, the price or prices or rate or rates of exchange and with such adjustments as the board of directors may determine.
We may issue a class or series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their Class A common stock over the market price of the Class A common stock.
Warrants
Public Warrants
The Warrants became exercisable on September 29, 2021, the one-year anniversary of the Closing. Each whole Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A common stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. The Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Warrant unless Class A common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. If our Class A common stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
We may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise
If we call the Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event. If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock. Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The Warrants were issued in registered form under a warrant agreement with American Stock Transfer & Trust Company, LLC, as warrant agent. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until July 24, 2021, 30 days after the Closing

(except, among other limited exceptions, to our officers, directors and other persons or entities affiliated with or related to the Sponsor, each of which will be subject to the same transfer restrictions), and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. If holders are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. The Sponsor agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A common stock issuable upon exercise of any of these Warrants) until July 24, 2021, the date that is 30 days after the Closing, except that, among other limited exceptions, made to our officers and directors and other persons or entities affiliated with or related to our sponsor, each of which will be subject to the same transfer restrictions.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which will apply so long as the Class A common stock remains listed on the Nasdaq, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Corporate Opportunities
Our Restated Certificate of Incorporation contains provisions which provide that in the event that a director or officer of the Company, PWP OpCo or any of their respective subsidiaries who is also a partner, principal, director, officer, member, manager, employee, consultant, independent contractor and/or other service provider of any of the Ownership Group (as defined in the Restated Certificate of Incorporation) acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Company, PWP OpCo or any of their respective subsidiaries and the Ownership Group or their affiliates, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Company in which case such opportunity will belong to the Company, in each case, to the fullest extent permitted by law. In addition, a corporate opportunity will not be deemed to belong to us if it is a business opportunity that the Company, PWP OpCo or any of their respective subsidiaries is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company, PWP OpCo or any of their respective subsidiaries’ business or is of no practical advantage to it or is one in which we have no interest or reasonable expectancy. In addition, the Ownership Group and their respective affiliates will not have any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company, PWP OpCo or any of their respective subsidiaries, in each case, to the fullest extent permitted by law. To the fullest extent permitted by law, in the event that the Ownership Group acquires knowledge of a potential transaction or matter which may be a corporate opportunity for themselves or any of their respective affiliates and the Company, PWP OpCo or any of their respective subsidiaries, neither the Company, PWP OpCo nor any of their respective subsidiaries will have any expectancy in such corporate opportunity, and the Ownership Group will not have any duty to communicate or offer such corporate opportunity to the Company, PWP OpCo or any of their respective subsidiaries and may pursue or acquire such corporate opportunity for themselves or direct such corporate opportunity to another person, including one of their affiliates.
Forum Selection Clause
Our Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or our directors, officers or employees governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having jurisdiction over such action or proceeding. If the Court of Chancery of the State of Delaware does not have jurisdiction, the sole and exclusive forum for such action or proceeding shall be another State or federal court located in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder’s ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. The foregoing provision does not apply to claims made under the federal securities laws as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Anti-Takeover Effects of Provisions of Delaware Law, Our Restated Certificate of Incorporation and the Stockholders Agreement
Our Restated Certificate of Incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:
Our Restated Certificate of Incorporation provides that our board of directors will be divided into three classes that will be, as nearly as may be possible, of equal size. The initial term of the Class I directors expired at the 2022 annual meeting of our stockholders, at which the Class I directors were renominated and reelected to serve a three-year term. The initial terms of the Class II and Class III directors will expire at the 2023 and 2024 annual meetings of our stockholders, respectively, and in each case, when any successor has been duly elected and qualified or until their earlier resignation, removal or death. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected.
Our Restated Certificate of Incorporation provides that, for so long as the Class B Condition is satisfied, stockholder action may be taken by written consent in lieu of a meeting if such consent, setting forth the action so taken, will be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted and will be delivered to us in accordance with the DGCL and our bylaws. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders. Additionally, our Restated Certificate of Incorporation provides that as long as the Class B Condition is satisfied, each holder of Class B-1 common stock shall be entitled to ten votes per share.

Our Restated Certificate of Incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by (i) our Chairman of the board of directors, if there be one, (ii) our Chief Executive Officer, President or Co-President at the request in writing of (a) directors constituting a majority of the voting power of the entire board of directors or (b) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or (iii) until such time as the Class B Condition ceases to be satisfied, stockholders collectively holding a majority of the voting power of the shares represented at the meeting and entitled to vote in connection with the election of our directors. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.
In addition, in connection with the Closing, we entered into a stockholders agreement with Professional Partners. Under this agreement, Professional Partners has the right to designate a number of designees to our board of directors equal to a majority of the board of directors for so long as the Class B Condition is satisfied. For so long as the Class B Condition is no longer satisfied and the Secondary Class B Condition satisfied, Professional Partners will have the right to designate a number of directors (rounded up to the nearest whole number) equal to one third of our board of directors. Professional Partners retains the right to remove any director previously designated by it, with or without cause, for so long as the Class B Condition or the Secondary Class B Condition remains satisfied. For so long as the Class B Condition is satisfied, Professional Partners will also have the right to veto the authorization, approval, or ratification of certain actions or any plan with respect thereto without its prior approval.
In addition, there is no cumulative voting in the election of directors and our Restated Certificate of Incorporation provides that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares entitled to vote in connection with the election of our directors; provided that at any time the Class B Condition is satisfied, any or all of our directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of our directors.
The foregoing provisions of our Restated Certificate of Incorporation and the stockholders agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit our minority stockholders.
Indemnification of Directors and Officers
We have entered into separate indemnification agreements with each of our directors and executive officers which are in addition to our indemnification obligations under our Restated Certificate of Incorporation. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against expenses and liabilities that may arise by reason of their status as directors and executive officers, subject to certain exceptions. These indemnification agreements may also require us to advance any expenses incurred by our directors and executive officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.
We maintain standard policies of insurance under which coverage is provided (a) to our directors and executive officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to us with respect to payments which may be made by us to such executive officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Transfer Agent and Warrant Agent
The transfer agent for our Class A common stock and warrant agent for the Public Warrants and Private Placement Warrants is American Stock Transfer & Trust Company, LLC.
Listing
Our Class A common stock and Warrants are traded on the Nasdaq Global Select Market under the symbols “PWP” and “PWPPW,” respectively.

SELLING HOLDERS
This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 64,738,934 shares of Class A common stock (including 203,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, 5,846,667 Founder Shares, 12,500,000 PIPE Shares, 610,000 Placement Shares and 45,578,934 Exchange Shares); and (ii) up to 203,333 Warrants.
Prior to the IPO, the Sponsor acquired Founder Shares, 7,870,000 of which were held by the Sponsor prior to the Business Combination. Simultaneously with the consummation of the IPO, the Sponsor purchased 610,000 placement units, which consisted of 610,000 Placement Shares and 203,333 Private Placement Warrants. Upon the consummation of the Business Combination, (i) the Sponsor forfeited 1,023,333 Founder Shares and the remaining Founder Shares were converted from Class B common stock to Class A common stock, (ii) the PIPE Investors acquired the PIPE Shares pursuant to Subscription Agreements, (iii) the limited partnership agreement of PWP OpCo was amended and restated to, among other things, permit holders of PWP OpCo Class A partnership units (other than the Company) to exchange these units, with the simultaneous conversion of an equivalent number of shares of our Class B common stock, for (a) shares of Class A common stock or (b) cash from an offering of shares of Class A common stock with the form of consideration to be determined by the Company and (iv) we entered into the Amended and Restated Registration Rights Agreement with the RRA Parties. In August 2021, we repurchased 1,000,000 Founder Shares from the Sponsor pursuant to the Sponsor Share Surrender and Share Restriction Agreement. In January 2022, the Sponsor completed the Sponsor Distribution, pursuant to which it distributed an aggregate of 5,456,667 Founder Shares and Placement Shares and 203,333 Private Placement Warrants to its members. The Founder Shares, Placement Shares, PIPE Shares, Exchange Shares, Private Placement Warrants and Class A common stock issuable upon exercise of the Private Placement Warrants are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under certain of the Subscription Agreements and the Amended and Restated Registration Rights Agreement.
The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock and Warrants set forth below pursuant to this prospectus or any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock or Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A common stock or Warrants, as applicable, that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 42,278,973 shares of Class A common stock and 7,869,975 Warrants outstanding, in each case, as of June 17, 2022. In calculating percentages of shares of Class A common stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A common stock or Warrants. In addition, the Selling Holders may have sold or transferred some or all of the shares of Class A common stock or Warrants indicated below with respect to such Selling Holder and may in the future sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Perella Weinberg Partners, 767 5th Ave, New York, NY 10153.

Shares of Class A common stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
FinTech Masala, LLC(2)	1,942,593	4.6%	1,942,593	4.6%	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(3)	2,039,500	4.8%	2,039,500	4.8%	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund(3)	457,262	1.1%	457,262	1.1%	—	—
Fidelity Capital Trust: Fidelity Flex Small Cap Fund - Small Cap Growth Subportfolio(3)	3,238	*	3,238	*	—	—
Adage Capital Partners, L.P.(4)	2,538,768	6.0%	1,500,000	3.5%	1,038,768	2.5%
Citadel Multi-Strategy Equities Master Fund Ltd.(5)	1,200,000	2.8%	1,200,000	2.8%	—	—
Korea Investment & Securities Co., Ltd.(6)	1,000,000	2.4%	1,000,000	2.4%	—	—
Integrated Core Strategies (US) LLC(7)	1,643,383	3.9%	850,000	2.0%	793,383	1.9%
Riverview Group LLC(7)	1,308,580(8)	3.1%	350,000	*	958,580	2.3%
Ghisallo Master Fund LP(9)	700,000	1.7%	700,000	1.7%	—	—
Bay Pond Partners, L.P.(10)	2,419,407(11)	5.7%	761,319	1.8%	1,658,088	3.9%
Ithan Creek Master Investors (Cayman) L.P.(10	484,233	1.1%	227,240	*	256,993	*
Bay Pond Investors (Bermuda) L.P.(10)	281,944	*	134,610	*	147,334	*
PSAM Worldarb Master Fund Ltd(12)	3,060,615	7.2%	1,069,504	2.5%	1,991,111	4.7%
Nantahala Capital Partners SI, LP(13)	448,285	1.1%	447,985	1.1%	300	*
NCP RFM LP(13)	79,184	*	79,184	*	—	—
FinTech Masala Advisors IV, LLC(14)	658,196	1.6%	658,196	1.6%	—	—
Certain members of FinTech Masala Advisors IV, LLC(15)	1,090,425	2.6%	1,090,425	2.6%	—	—
FinTech Investor Holdings IV, LLC(14)	341,804	*	341,804	*	—	—
Certain members of FinTech Investor Holdings IV, LLC(16)	1,676,064	4.0%	1,676,064	4.0%	—	—
Linden Capital L.P.(17)	698,158	1.6%	400,000	*	298,158	*
Corbin ERISA Opportunity Fund, Ltd.(18)	1,007,582	2.4%	443,066	1.0%	564,516	1.3%
Corbin Opportunity Fund, L.P.(18)	503,793	1.2%	221,534	*	282,259	*
CVI Investments, Inc.(19)	260,186	*	250,000	*	10,186	*
MMCAP International Inc. SPC(20)	250,000	*	250,000	*	—	—
Atalaya Special Purpose Investment Fund LP(21)	889,057	2.1%	316,476	*	572,581	1.4%
Samlyn Offshore Master Fund, Ltd.(22)	1,541,045	3.6%	230,250	*	1,310,795	3.1%
Samlyn Net Neutral Master Fund, Ltd.(22)	1,233,877	2.9%	182,450	*	1,051,427	2.5%

Samlyn Long Alpha Master Fund, Ltd.(22)	37,367	*	5,550	*	31,817	*
Samlyn Onshore Fund, LP(23)	604,225	1.4%	81,750	*	522,475	1.2%
FM PWP PIPE Sponsor, LLC(24)	150,000	*	150,000	*	—	—
Tech Opportunities LLC(25)	100,000	*	100,000	*	—	—
Fisher Perella Partners LLC(26)	337,048	*	337,048	*	—	—
PWP Professional Partners LP(27)	—	—	43,769,673(28)	50.9%	—	—
Red Hook Capital, LLC(29)	—	—	842,622(28)	2.0%	—	—
__________________
*Less than 1%.
(1)Based upon 42,278,973 shares of Class A common stock outstanding as of June 17, 2022.
(2)FinTech Masala Holdings, LLC is the sole member of FinTech Masala, LLC. FinTech Masala Holdings, LLC is in turn managed by its members, none of which is deemed a beneficial owner of the securities held by FinTech Masala Holdings, LLC based on the so-called “rule of three.” As a result of the foregoing, each of FinTech Masala, LLC and FinTech Masala Holdings, LLC shares voting and investment power over the shares of common stock held directly by the Selling Holder. The address for the Selling Holder is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.
(3)These accounts are managed by direct or indirect subsidiaries of FMR LLC. FMR LLC may be deemed to beneficially own 3,750,439 shares of the Company’s Class A common stock, including on behalf of entities and accounts not listed above as Selling Holders, based on the Schedule 13G filed by FMR LLC with the SEC on February 9, 2022. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for Fidelity Securities Fund: Fidelity Small Cap Growth Fund is c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005. The address for Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund is c/o BNY Mellon, PO Box 392002, Pittsburgh PA 15230. The address for Fidelity Capital Trust: Fidelity Flex Small Cap Fund - Small Cap Growth Subportfolio is c/o State Street Bank & Trust, PO Box 5756, Boston, Massachusetts 02206, Attn: ISLANDMOORING CO FBO Fidelity Capital Trust: Fidelity Flex Small Cap Fund - Small Cap Growth Subportfolio.
(4)The amount of shares of the Company’s Class A common stock beneficially owned by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”) is based on a Schedule 13G/A filed by the Fund, ACPGP, AC Advisors, Robert Atchinson and Phillip Gross with the SEC on February 10, 2022. The securities to which this filing relates are held directly by the Fund. ACPGP serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. AC Advisors is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and AC Advisors and general partners of the Fund. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Exchange Act, except as to such extent of such reporting person’s pecuniary interest in the securities. The address for Adage Capital Partners, L.P. is 200 Clarendon St, 52nd Floor, Boston, MA 02116.
(5)Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address for Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC, 131 South Dearborn Street, Chicago, Illinois 60603.
(6)Korea Investment Holdings Co., Ltd. may exercise voting or dispositive power over the securities held by Korea Investment & Securities Co., Ltd. The address for Korea Investment & Securities Co., Ltd. is 88,Uisadang-daero, Yeongdeungpo-gu, Seoul 07321 Korea.
(7)Does not include 40,096 shares of the Company’s Class A common stock beneficially owned by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”) and 800 shares of the Company’s Class A common stock beneficially owned by Integrated Assets, Ltd. (“Integrated Assets”) based on the Millennium 13G (as defined below). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”) and Riverview Group LLC, a Delaware limited liability company (“Riverview Group”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International

Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and Integrated Assets. The address for Integrated Core Strategies and Riverview Group is c/o Millennium Management LLC, 399 Park Avenue, New York, NY 10022.
(8)Based on a Schedule 13G/A filed by Integrated Core Strategies, Riverview Group, ICS Opportunities, Integrated Assets, Millennium International Management, Millennium Management, Millennium Group Management and Mr. Englander with the SEC on February 11, 2022 (the “Millennium 13G”).
(9)Ghisallo Master Fund LP is managed by Ghisallo Capital Management LLC. Michael Germino is a managing member of Ghisallo Capital Management LLC and has voting and investment control over the securities held by Ghisallo Master Fund LP. The address for Ghisallo Master Fund LP is 27 Hospital Road, Grand Cayman, Cayman Islands KY1-9008.
(10)Wellington Management Company LLP, a subsidiary of Wellington Management Group LLP, is the investment manager of Bay Pond Partners, L.P., Ithan Creek Master Investors (Cayman) L.P. and Bay Pond Investors (Bermuda) L.P. (the “Wellington Clients”), and has voting and investment power over the securities held by the Wellington Clients. Wellington Management Group LLP may be deemed to beneficially own 8,375,405 shares of the Company’s Class A common stock, including on behalf of entities and accounts not listed above as Selling Holders, based on a Schedule 13G/A filed with the SEC on May 9, 2022. The address for the Wellington Clients is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210, Attention: Private Investment Services.
(11)Based on a Schedule 13G filed by Bay Pond Partners, L.P. filed with the SEC on January 31, 2022.
(12)P. Schoenfeld Asset Management LP (“PSAM”), is the investment manager of PSAM WorldArb Master Fund, Ltd (“WAM”). Peter Schoenfeld is the CEO of PSAM. PSAM and Peter Schoenfeld have voting and investment power over the shares held directly by WAM. Each of PSAM and Peter Schoenfeld disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for P. Schoenfeld Asset Management LP is 1350 Avenue of the Americas, 21st Floor, New York, NY 10019.
(13)Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholder as its Investment Manager and would be considered the beneficial owner of such securities. Nantahala Capital Management, LLC may be deemed to beneficially own 1,340,020 shares of Class A common stock in the Company, including on behalf of managed funds and accounts not listed above as Selling Holders, based on a Schedule 13G/A filed with the SEC on February 14, 2022. The above shall not be deemed to be an admission by the record owners or the selling stockholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act, or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the selling stockholder.
(14)Cohen Sponsor Interests IV, LLC is the manager of FinTech Masala Advisors IV, LLC and FinTech Investor Holdings IV, LLC. FinTech Masala, LLC is the sole member of Cohen Sponsor Interests IV. FinTech Masala Holdings, LLC is the sole member of FinTech Masala, LLC. FinTech Masala Holdings, LLC is in turn managed by its members, none of which is deemed a beneficial owner of the securities held by FinTech Masala Holdings, LLC based on the so-called “rule of three.” As a result of the foregoing, each of Cohen Sponsor Interests IV, LLC, FinTech Masala, LLC and FinTech Masala Holdings, LLC shares voting and investment power over the shares of common stock held directly by FinTech Masala Advisors IV, LLC and FinTech Investor Holdings IV, LLC. The address for the Selling Holder is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.
(15)Consists of the aggregate holdings of 22 members of FinTech Masala Advisors IV, LLC who are selling shares of Class A common stock in this offering and excludes certain members of FinTech Masala Advisors IV, LLC who are separately shown in this table.
(16)Consists of the aggregate holdings of 12 members of FinTech Investor Holdings IV, LLC who are selling shares of Class A common stock in this offering and excludes certain members of FinTech Investor Holdings IV, LLC who are separately shown in this table.
(17)The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The addresses for Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Avenue, 15th Floor, New York, NY 10022.
(18)Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P., the investment manager of Corbin ERISA Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P., and directs the voting and investment decisions with respect to the securities held by these Selling Holders. Mr. Bergstrom disclaims beneficial ownership of such securities. The address for Corbin ERISA Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P. is 590 Madison Ave., 31st Floor, New York, NY 10022.
(19)Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.
(20)MMCAP International Inc. SPC holds the securities for and on behalf of MMCAP Master Segregated Portfolio. Matthew MacIsaac is the Secretary of MM Asset Management Inc., which is the investment advisor to MMCAP International Inc. SPC, and may be deemed to having voting and dispositive control over the securities held by the Selling Holder. The address for MMCAP International Inc. SPC is c/o MM Asset Management Inc., 161 Bay St. Ste 2240 BOX 600, Toronto, ON M5J 2S1.
(21)Ivan Zinn exercises voting or dispositive power over the securities held by Atalaya Special Purpose Investment Fund LP. The address for Atalaya Special Purpose Investment Fund LP is One Rockefeller Center, New York, NY 10020.
(22)The reported securities are directly owned by Samlyn Offshore Master Fund, Ltd., Samlyn Net Neutral Master Fund, Ltd. or Samlyn Long Alpha Master Fund, Ltd., as applicable, and may be deemed to be indirectly beneficially owned by Samlyn Capital, as the investment manager of Samlyn Offshore Master Fund, Samlyn Net Neutral Master Fund and Samlyn Long Alpha Master Fund (“Samlyn Funds”), respectively. Samlyn Capital may be deemed to beneficially own 2,993,365 shares of the Company’s Class A common stock, including on behalf of funds and entities not listed above as Selling Holders, based on a Schedule 13G filed by Samlyn Capital, Samlyn, LP and Robert

Pohly with the SEC on February 14, 2022 (the “Samlyn 13G”). The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Director of the Samlyn Funds. Samlyn Capital and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this prospectus shall not be deemed an admission that either of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act, or for any other purpose. The address for the Selling Holders is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.
(23)The reported securities are directly owned by Samlyn Onshore Fund, LP, and may be deemed to be indirectly beneficially owned by (i) Samlyn Capital, LLC, as the investment manager of Samlyn Onshore Fund, and (ii) Samlyn Partners, LLC (“Samlyn Partners”), as the general partner of Samlyn Onshore Fund. Samlyn Capital may be deemed to beneficially own 2,993,365 shares of the Company’s Class A common stock, including on behalf of funds and entities not listed above as Selling Holders, based on the Samlyn 13G. The reported securities may also be deemed to be indirectly beneficially owned by Robert Pohly as the principal of Samlyn Capital and Managing Member of Samlyn Partners. Samlyn Capital, Samlyn Partners and Robert Pohly disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interests therein, and this prospectus shall not be deemed an admission that any of them are the beneficial owners of the securities for purposes of Section 16 of the Exchange Act or for any other purpose. The address for Samlyn Onshore Fund, LP is c/o Samlyn Capital, LLC, 500 Park Avenue, New York, NY 10022.
(24)Lester Brafman is the Chief Executive Officer of Cohen & Company, LLC, which manages this Selling Holder, and accordingly may be deemed to have voting and dispositive power with respect to the shares held by this Selling Holder. The address for FM PWP PIPE Sponsor, LLC is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.
(25)Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The address for Tech Opportunities LLC is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.
(26)Winston Fisher is a control person and has voting and dispositive power with respect to the securities held by this Selling Holder and may be deemed to beneficially own such securities. The address for Fisher Perella Partners LLC is c/o Fisher Brothers, 299 Park Avenue, 42 FL, New York, NY 10171.
(27)Professionals GP is the general partner of and controls Professional Partners. There is a committee of limited partners at Professionals GP, comprised of our non-independent directors, that has voting and dispositive power over the securities held by Professional Partners. Mr. Weinberg, in his capacity as Chief Executive Officer, is the chair of such committee and has certain rights with respect to the constitution of the committee. The members of the committee disclaim beneficial ownership of the securities held by Professional Partners, except to the extent of their pecuniary interest therein.
(28)Represents shares of Class A common stock issuable in exchange for PWP OpCo Class A partnership units and shares of our Class B common stock held by the Selling Holder prior to this offering. Each PWP OpCo Class A partnership unit is exchangeable for one share of Class A common stock. Concurrently with an exchange of PWP OpCo Class A partnership units for shares of Class A common stock or cash by a PWP OpCo unitholder who also holds shares of Class B common stock, such PWP OpCo unitholder will be required to surrender to the Company a number of shares of Class B common stock equal to the number of PWP OpCo Class A partnership units exchanged, and such shares will be converted into shares of Class A common stock or cash (at the Company’s option) which will be delivered to such PWP OpCo unitholder (at the Company’s option) at a conversion rate of 1:1000 (or 0.001).
(29)Peter A. Weinberg has shared voting and dispositive power over the securities held by Red Hook Capital, LLC through his shared control over Rosedale Partners LLC, the sole member of Red Hook Capital, LLC.
Warrants

	Beneficial Ownership Before the Offering		Securities to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%(1)
Certain members of FinTech Investor Holdings IV, LLC(2)	153,330	2.0%	153,330	2.0%	—	—
FinTech Masala, LLC(3)	3	*	3	*	—	—
PSAM WorldArb Master Fund Ltd.(4)	50,000	*	50,000	*	—	—
__________________
*Less than 1%.
(1)Based upon 7,869,975 Warrants outstanding as of June 17, 2022.
(2)Consists of the aggregate holdings of 10 members of FinTech Investor Holdings IV, LLC who are selling Private Placement Warrants in this offering and excludes certain members of FinTech Investor Holdings IV, LLC who are separately shown in this table.
(3)FinTech Masala Holdings, LLC is the sole member of FinTech Masala, LLC. FinTech Masala Holdings, LLC is in turn managed by its members, none of which is deemed a beneficial owner of the securities held by FinTech Masala Holdings, LLC based on the so-called “rule of three.” As a result of the foregoing, each of FinTech Masala, LLC and FinTech Masala Holdings, LLC shares voting and investment power over the shares of common stock held directly by the Selling Holder. The address for the Selling Holder is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.
(4)PSAM is the investment manager of WAM. Peter Schoenfeld is the CEO of PSAM. PSAM and Peter Schoenfeld have voting and investment power over the securities held directly by WAM. Each of PSAM and Peter Schoenfeld disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein. The address for P. Schoenfeld Asset Management LP is 1350 Avenue of the Americas, 21st Floor, New York, NY 10019.

Material Relationships with the Selling Holders
Daniel G. Cohen is a member of our board of directors and a managing member of FinTech Masala, LLC. FinTech Masala, LLC is the sole member of Cohen Sponsor Interests IV, LLC, which is the manager of FinTech Investor Holdings IV, LLC.
Peter A. Weinberg, our Chairman and Chief Executive Officer, exercises shared control over Rosedale Partners LLC, the sole member of Red Hook Capital, LLC.
Professionals GP is the general partner of and controls Professional Partners. There is a committee of limited partners at Professionals GP, comprised of our non-independent directors, that has voting and dispositive power over the securities held by Professional Partners. Mr. Weinberg, in his capacity as Chief Executive Officer, is the chair of such committee and has certain rights with respect to the constitution of the committee.
For a description of our other relationships with the Selling Holders and their affiliates see the sections entitled “Directors, Executive Officers and Corporate Governance,” “Certain Relationships and Related Transactions, and Director Independence” and “Executive Compensation” in Amendment No. 1 to our Annual Report on Form 10-K/A and other documents we file with the SEC from time to time that are incorporated by reference herein.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 7,869,975 shares of our Class A common stock that may be issued upon exercise of Warrants to purchase Class A common stock, including the Public Warrants and the Private Placement Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 64,738,934 shares of Class A common stock (including 203,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, 5,846,667 Founder Shares, 12,500,000 PIPE Shares, 610,000 Placement Shares and 45,578,934 Exchange Shares) and (ii) up to 203,333 Warrants.
The Selling Holders may offer and sell, from time to time, their respective shares of Class A common stock and Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:
•on the Nasdaq, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;
•in privately negotiated transactions;
•in underwritten transactions;
•in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•through the distribution of the securities by any Selling Holder to its partners, members or stockholders;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•by pledge to secured debts and other obligations;
•to or through underwriters or agents;
•“at the market” or through market makers or into an existing market for the securities;
•any other method permitted pursuant to applicable law.
The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the Nasdaq or any other exchange or market.
The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The Selling Holders party to Subscription Agreements or the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Contractual Transfer or Exchange Restrictions
Certain of our stockholders are subject to contractual transfer or exchange restrictions with respect to their securities. See “The Offering—Lock-ups.”

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, partnerships, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A common stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”). No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•an individual who is a United States citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.
A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders—Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A common stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Warrants or possibly in other stock constructively owned by it.

Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the share of our Class A common stock received upon exercise of the Warrant will generally be an amount equal to the sum of (i) the U.S. Holder’s initial investment in the Warrant and (ii) the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not entirely clear under current tax law. A cashless exercise may not be subject to tax, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Class A common stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
A U.S. Holder should generally not recognize any gain or loss on a redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities—Warrants—Public Warrants.” A U.S. Holder’s aggregate tax basis in the shares of Class A common stock received in the redemption should equal such holder’s aggregate tax basis in the Warrants redeemed, and such holder’s holding period for the shares of Class A common stock received in redemption of the Warrants should include the holding period for the surrendered Warrants.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (typically on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”
Redemption of Warrants for Class A Common Stock
A non-U.S. Holder should generally not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock described in this prospectus under “Description of Securities—Warrants—Public Warrants.” Accordingly, a non-U.S. Holder should not recognize any gain. Such holder’s aggregate tax basis in the shares of Class A common stock received in the redemption should equal their aggregate tax basis in the Warrants redeemed, and such holder’s holding period for the shares of Class A common stock received in redemption of the Warrants should include the holding period for the surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or an expiration or redemption of our Warrants unless:
•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at the generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or Warrants will be subject to tax at the generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be treated as a United States real property holding corporation if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that we will be treated as a United States real property holding corporation. However there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Redemption of Class A Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A common stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders—Taxation of Distributions” and “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants,” as applicable.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required on dividends in respect of shares of our Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to investors in respect of any amounts withheld. Non-U.S. investors are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Class A common stock.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon the validity of the Class A common stock and Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Perella Weinberg Partners as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, appearing in Perella Weinberg Partner’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement, including the documents incorporated by reference therein, and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.
We are subject to the reporting requirements of the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC’s website at http://www.sec.gov.
We make available, free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to these reports filed or furnished pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these documents with, or furnish them to, the SEC. These documents are posted on our website at https://pwpartners.com/. Any references in this prospectus to our website are inactive textual references only, and the information contained on or that can be accessed through our website (except for the SEC filings expressly incorporated by reference herein) is not incorporated in, and is not a part of, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K and Item 9.01 related thereto):
•Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021, filed with the SEC on July 7, 2022;
•Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 5, 2022;
•Portions of our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders specifically incorporated by reference into Amendment No. 1 our Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on April 13, 2022 and as supplemented on April 13, 2022;
•Current Reports on Form 8-K, filed with the SEC on February 17, 2022 (but only with respect to Item 8.01), May 25, 2022 and June 2, 2022; and
•The description of our securities contained in Exhibit 4.4 to Amendment No.1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021, filed with the SEC on July 7, 2022, including any amendments or reports filed for the purpose of updating such description.
We are also incorporating by reference all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (including those documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference), other than any document or portion of any document furnished or deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 on Form 8-K and Item 9.01 related thereto.
The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC and incorporate by reference in this prospectus will automatically update and supersede this previously filed information, as applicable, including information in previously filed documents or reports that have been incorporated by reference into this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at (212) 287-3200, or by sending a written request to Perella Weinberg Partners, 767 Fifth Avenue, New York, New York 10153, Attention: General Counsel.
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or as of any earlier date as of which such information is given.

Perella Weinberg Partners
7,869,975 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
64,738,934 Shares of Class A Common Stock
203,333 Warrants to Purchase Class A Common Stock
PRELIMINARY PROSPECTUS
, 2022
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

SEC registration fee	$107,675.90**
FINRA filing fee	*
Printing fees and expenses	*
Registrar and transfer agent fees	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*
__________________
*Estimates not presently known.
**    SEC registration fees were paid at the time of the original filing of the Registration Statement on Form S-1 on July 15, 2021.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 15. Indemnification of Directors and Officers.
Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.
Our Certificate of Incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
Our Bylaws permit us to secure insurance on behalf of any officer, director, employee or agent of the Company for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into indemnification agreements with each of our officers and directors, a form of which is incorporated by reference in this registration statement. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1+
Business Combination Agreement, dated as of December 29, 2020, by and among FinTech Acquisition Corp. IV, FinTech Investor Holdings IV, LLC, FinTech Masala Advisors, LLC, PWP Holdings LP, PWP GP LLC, PWP Professional Partners LP and Perella Weinberg Partners LLC (incorporated by reference to Exhibit 2.1 to FinTech Acquisition Corp. IV’s Current Report on Form 8-K/A, filed with the SEC on December 31, 2020).

3.1
Restated Certificate of Incorporation of Perella Weinberg Partners (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-261785), filed with the SEC on January 13, 2022).

3.2	Amended and Restated Bylaws of Perella Weinberg Partners (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2021).
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2021).
4.2
Warrant Agreement, dated September 24, 2020, by and between FinTech Acquisition Corp. IV and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to FinTech Acquisition Corp. IV’s Current Report on Form 8-K, filed with the SEC on September 30, 2020).

4.3
Amendment to Warrant Agreement, dated November 10, 2021, by and among Perella Weinberg Partners, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 333-261785) filed with the SEC on December 21, 2021).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 5.1 of the Company’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021).
23.1**	Consent of Ernst & Young LLP, independent registered accounting firm.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (incorporated by reference to the signature page hereto).
__________________
+    Certain schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby agrees to hereby furnish supplementally a copy of all omitted schedules to the SEC upon request.
*    To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.
**    Filed herewith.
Item 17. Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby further undertakes:
(1)That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 7, 2022.

PERELLA WEINBERG PARTNERS

By:	/s/ Peter A. Weinberg
Name:	Peter A. Weinberg
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter A. Weinberg, Gary S. Barancik and Vladimir Shendelman and each or any one of them, his, her or their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or them and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to sign any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter A. Weinberg	Chairman and Chief Executive Officer (Principal executive officer)	July 7, 2022
Peter A. Weinberg

/s/ Gary S. Barancik	Chief Financial Officer (Principal financial officer)	July 7, 2022
Gary S. Barancik

/s/ Alexandra Gottschalk	Chief Accounting Officer, (Principal accounting officer)	July 7, 2022
Alexandra Gottschalk

/s/ Joseph R. Perella	Chairman Emeritus	July 7, 2022
Joseph R. Perella

/s/ Robert K. Steel	Vice Chairman	July 7, 2022
Robert K. Steel

/s/ Dietrich Becker	Director	July 7, 2022
Dietrich Becker

/s/ Andrew Bednar	Director	July 7, 2022
Andrew Bednar

/s/ Jorma Ollila	Director	July 7, 2022
Jorma Ollila

/s/ Ivan G. Seidenberg	Director	July 7, 2022
Ivan G. Seidenberg

/s/ Jane C. Sherburne	Director	July 7, 2022
Jane C. Sherburne

/s/ Daniel G. Cohen	Director	July 7, 2022
Daniel G. Cohen

/s/ Elizabeth C. Fascitelli	Director	July 7, 2022
Elizabeth C. Fascitelli

/s/ Kristin W. Mugford	Director	July 7, 2022
Kristin W. Mugford